SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 18, 2007

PREMIERE GLOBAL SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

001-13577	59-3074176
(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road, NE, Suite 700, Atlanta, Georgia 30326
(Address of Principal Executive Offices)	(Zip Code)

404-262-8400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01           Other Events

          On May 18, 2007, Gibson & Co. Ins. Brokers, Inc. served an amended complaint upon Premiere Global Services, Inc. and our subsidiary, Xpedite Systems, LLC, in a purported class action entitled, Gibson & Co. Ins. Brokers, Inc., et al. v. The Quizno’s Corporation, et al., pending in U.S. District Court for the Central District of California. The underlying complaint alleges that Quizno’s sent unsolicited facsimile advertisements on or about November 1, 2005 in violation of the federal Telephone Consumer Protection Act of 1991, as amended, and seeks damages of $1,500 per facsimile for alleged willful conduct in sending of the faxes. The court has also granted Quiznos’ motion to file a third party complaint to add us and Xpedite as defendants. Neither Premiere Global Services nor Xpedite have been served with that third party complaint, but we anticipate that Premiere Global Services and Xpedite will be served. The case is currently in discovery, and no class has yet been certified. We were served with non-party subpoenas for certain documents and information prior to being served with the amended complaint, for which we filed objections and provided certain responsive documents. We are contesting the matter vigorously, but at this point the existence and amount of any potential liability cannot be reliably assessed. We have asserted indemnity rights against our customer Quiznos, a defendant in this case, and insurance coverage against our insurer, but, to date, these issues have not been addressed through litigation or resolved. We intend to vigorously defend ourselves against these claims. However, due to the inherent uncertainties of litigation, we are unable to predict the outcome of this matter, and an adverse outcome could have a material effect on our business, financial condition and results of operation.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERE GLOBAL SERVICES, INC.

Date: May 18, 2007	By:	/s/ L. Scott Askins
L. Scott Askins
Senior Vice President – Legal, General
Counsel and Secretary